EX.99.a.i.A

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MAY, A.D. 2012, AT 7:45 O’CLOCK P.M.

2364297 8100	Jeffrey W. Bullock, Secretary of State
	AUTHENTICATION:	9614245
120667883	DATE:	06-04-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 07:49 PM 05/30/2012 FILED 07:45 PM 05/30/2012 SRV 120667883 - 2364297 FILE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

Pursuant to Section 38IO(b) of the Delaware Statutory Trust Act (12 Del. C. Sees. 3801 et seq.) and Article FOURTH the Certificate of Trust of Rainier Investment Management Mutual Funds (the “Trust”), this Certificate of Amendment amends the Certificate of Trust of the Trust as follows:

I. Article SECOND is amended as follows:

As of the date hereof, the registered office of the Trust is 601 Union Street, Suite 2801, Seattle, Washington 98101. The registered agent for service of process on the Trust required by 12 Del. C. Sec. 3807(b) is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County.

The name of each of the Trustees of the Trust is:

James E. Diamond, Jr.

John W. Ferris

Gary L. Sundem

Melodie B. Zakaluk

The business address of each of the Trustees of the Trust is the registered office of the Trust.

2. Article SIXTH is added as follows:

SIXTH: As of the date hereof, the Trust has seven series, each duly established pursuant to the terms of the Trust’s Agreement and Declaration of Trust dated December 13, 1993, as amended, that are named:

Rainier Small/Mid Cap Equity Portfolio

Rainier Large Cap Equity Portfolio

Rainier Balanced Portfolio

Rainier Intermediate Fixed Income Portfolio

Rainier Mid Cap Equity Portfolio

Rainier High Yield Portfolio

Rainier International Discovery Fund

3. This Certificate of Amendment shall be effective upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, and pursuant to due authorization, the undersigned has executed this Certificate on the 30th day of May 2012.

By:	/s/ Melodie B. Zakaluk
Melodie B. Zakaluk, Trustee and President